                            G-III APPAREL GROUP, LTD.

                                  For: G-III Apparel Group, Ltd.

                                       Contact: Investor Relations
                                       James Palczynski
                                       (203) 222-9013

                                       G-III Apparel Group, Ltd.
                                       Wayne S. Miller, Chief Operating Officer
                                       (212) 403-0500

         G-III APPAREL GROUP, LTD. ANNOUNCES TWO OUTERWEAR ACQUISITIONS
    -- G-III to Hold Licenses for Calvin Klein, Guess, St. John Knits, Tommy
                       Hilfiger, Ellen Tracy, and Others--
               --Acquires the Marvin Richards and Winlit Brands--
    --Aggregate Annual Sales Volume of Acquired Businesses in Excess of $100
                                   million--

         New York, New York - July 11, 2005 -- G-III Apparel Group, Ltd.
(Nasdaq: GIII), a leading manufacturer and distributor of outerwear and sportswear, today announced that it has acquired two privately-held outerwear businesses, Marvin Richards and Winlit. Both transactions are expected to be accretive to G-III's net income per share for this fiscal year and to complement the Company's existing group of licensed and private label programs. The acquisitions are expected to result in opportunities for expense leverage, economies of scale, and sales growth.

         Morris Goldfarb, Chairman and Chief Executive Officer of G-III Apparel
Group Ltd. said, "It has become highly important, given the accelerating consolidation of retailers and apparel manufacturers, to heighten our competitiveness and to position our Company to service the needs of an increasingly demanding base of customers. Through these transactions, we expect to improve our position in our industry and look forward to demonstrating the benefits of our new business structure to our customers and shareholders."

         Jeanette Nostra, President of G-III, said "We believe our customers and the market will react enthusiastically to the added diversity of our product offerings that will result from these transactions."

         The Company has acquired J. Percy for Marvin Richards, Ltd. and affiliated companies for $19.2 million and 466,666 shares of G-III common stock.
G-III may also be required to issue up to 150,000 additional shares of its common stock based on the future market price of its shares. The sellers will also be entitled to receive additional purchase price based on the performance of the Company's new Marvin Richards division through the fiscal year ending
January 31, 2009. In addition to a sizable business under its own Marvin
Richards brand, as a result of this acquisition G-III now has licenses with
Calvin Klein for

G-III APPAREL GROUP, LTD. REPORTS FIRST QUARTER FISCAL 2006 RESULTS

men's and women's outerwear and with St. John Knits for all women's outerwear.
Marvin Richards also conducts a variety of private label programs.

         Sammy Aaron, the president of Marvin Richards, will become president of the new Marvin Richards division of G-III, as well as Vice Chairman of G-III. He will also become a director of G-III. Mr. Aaron commented, "My partners, Lee
Lipton and Andy Reid, and I are incredibly pleased to join forces with G-III. We have long respected and admired their position as one of the world's leading outerwear companies. I look forward to both joining the Company's executive management team and to further strengthening our market presence."

         G-III acquired the operating assets of Winlit Group, Ltd. for approximately $7.3 million. The seller will also be entitled to receive additional purchase price based on the performance of the Company's new Winlit division through the fiscal year ending January 31, 2009. As a result of this acquisition, G-III will now have the license for all outerwear for both men and women under the Guess? brand name, for leather outerwear under the Tommy
Hilfiger brand name, as well as licenses for Ellen Tracy, London Fog, Pacific
Trail, and BCBG by Max Azria. The Winlit division also conducts a variety of private label programs.

         David Winn, the president of Winlit Group, Ltd., will join G-III as president of the Company's new Winlit division. He commented, "I am proud to join the G-III team and to combine our strong suite of brands with the superior operating capabilities of our new partners. We believe that the combination will make our businesses much stronger and we are looking forward to continuing to build on our reputation and relationships to grow the combined businesses."

         Morris Goldfarb, concluded, "We are thrilled to have Sammy and David and their respective teams become part of the GIII organization and look forward to supporting the growth of these businesses".

         To finance the acquisitions and fund its increased need for working capital, G-III entered into a new $195.0 million secured bank facility led by
CIT Group/Commercial Services, Inc., consisting of a three year revolving credit line with a maximum capacity of $165.0 million and a three year term loan in the principal amount of $30.0 million. Wayne S. Miller, G-III's Chief Operating and
Financial Officer said, "We believe that CIT has a thorough understanding of our business and our strategic objectives. CIT was one of the lenders under our prior credit facility and we look forward to a very successful relationship with
CIT and the rest of our bank group."

         "We fully support G-III in its acquisition strategy," said John F.
Daly, President of CIT Commercial Services. "We are dedicated to the apparel industry and are delighted to continue our relationship with G-III and Morris
Goldfarb."

G-III APPAREL GROUP, LTD. REPORTS FIRST QUARTER FISCAL 2006 RESULTS

         A conference call to discuss the acquisitions will be held Tuesday,
July 12, 2005 at 8:30 a.m. While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to listen to a live webcast. The broadcast will be hosted at www.viavid.net. The G-III webcast can be accessed via the "events"
section of the site.

ABOUT G-III APPAREL GROUP, LTD.

         G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed labels, our own labels and private labels. The Company has fashion licenses, among others, with Kenneth Cole,
Calvin Klein, Nine West, Cole Haan, Guess?, Jones Apparel, Sean John, Cece Cord,
Izod, St. John Knits, House of Dereon, Ellen Tracy, Tommy Hilfiger, Donald
Trump, James Dean and sports licenses with the National Football League,
National Basketball Association, Major League Baseball, National Hockey League,
Louisville Slugger, NASCAR, World Poker Tour and more than 60 universities nationwide. Company-owned labels include, among others, Marvin Richards, Black
Rivet, Colebrook and Siena Studio.

         Statements concerning the Company's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors that include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, general economic conditions, as well as other risks detailed in the Company's filings with the
Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.